Exhibit 99.1
DENBURY AGREES TO ACQUIRE GULF COAST OIL FIELD
Builds on Leading Position in Gulf Coast Enhanced Oil Recovery

PLANO, TX – May 1, 2012 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced that it has entered into an agreement to acquire Thompson Field in Fort Bend County, Texas from a private seller for $360 million in cash and a production payment, described below.  The acquisition is expected to close in early June and is subject to satisfactory completion of due diligence reviews and customary closing conditions.  The purchase price is subject to standard purchase price adjustments for revenues and costs between the June 1, 2012 effective date and the closing date of the transaction.

Denbury plans to fund the purchase with approximately $213 million of the cash received from its 2012 non-core property sales and borrowings under its revolving credit facility.  A significant portion of the purchase that will be funded with proceeds from the property sales is anticipated to qualify as a like-kind exchange.  This qualification is expected to allow Denbury to defer paying approximately $30 million of cash taxes in 2012 on the taxable gains realized from the property sales.

Transaction Highlights

•
Thompson Field was discovered in the early 1930s by Gulf Oil, Hugh Roy Cullen, and Wesley West.  The 8,454 acre field was jointly owned and operated by Chevron and ExxonMobil from 1932 until they sold their interests in separate transactions to the seller in 1999 (Chevron) and 2003 (ExxonMobil). Oil production from the field peaked in 1974 at approximately 41,000 barrels of oil per day (“Bbls/d”).

•
The acquisition includes a nearly 100% working interest and 84.7% net revenue interest in the Thompson Field.  The field is located approximately 18 miles west of Hastings Field that Denbury is currently flooding with carbon dioxide (“CO2”), and the current terminus of the Green Pipeline which transports CO2 from Denbury’s source in Jackson Dome, Mississippi.

•
Net to Denbury’s interest, the field is producing approximately 2,200 Bbls/d of oil and potential conventional (non-tertiary) reserves are estimated at approximately 17 million barrels of oil.   Denbury plans to develop the conventional undeveloped reserves at Thompson Field over the next several years while it designs the field’s CO2 flood.  Annual development costs until the CO2 flood commences are estimated at approximately $12 million.

•
Thompson Field is similar to Hastings Field, producing oil from the Frio zone at similar depths, and is also believed to be an ideal candidate for a CO2 flood.  Denbury estimates the field’s original oil in place (“OOIP”) at approximately 650 million barrels of oil, with the zones initially targeted for CO2 flood estimated to have approximately 300 million barrels of OOIP.  Based on its other Gulf Coast CO2 floods, Denbury estimates that a CO2 flood of Thompson Field could recover between 30 million and 60 million barrels of oil.  The capital costs of implementing a CO2 flood at Thompson Field are currently estimated at between $8 and $10 per barrel.

•	In the transaction, the seller will receive a production payment which equates to a 5% net revenue interest when oil production exceeds 3,000 Bbls/d and the field is under CO2 flood.

Phil Rykhoek, Denbury’s President and CEO, commented, "We are excited about the opportunity Thompson Field presents and its strategic fit with our operations in the Gulf Coast region.  Thompson Field is in close proximity to the Green Pipeline which will allow it to be connected to this CO2 transportation system with a minimal level of pipeline infrastructure spending.  Further, in light of their similarities, we expect to use the knowledge gained from our CO2 flood at Hastings Field to optimize the planned CO2 flood of the Thompson Field.  The acquisition adds to our deep inventory of tertiary development projects in the Gulf Coast region that we plan to develop with our natural source of CO2 from Jackson Dome and anthropogenic CO2 sources in the region.  While we are still in the process of incorporating the field into our development plan, we anticipate first tertiary oil production will not occur prior to 2017.  The acquisition bolsters our ability to deliver consistent growth in tertiary oil production and proved reserves for the remainder of the decade.”

Conference Call

Denbury management will discuss the transaction on the Company’s first quarter 2012 results conference call that is scheduled for Thursday, May 3, 2012 at 10:00 A.M. (Central).  Interested parties are invited to listen to a live broadcast of the conference call that will be accessible through the Company’s website at www.denbury.com.

Denbury Resources Inc. is a growing independent oil and natural gas company. The Company is the largest combined oil and natural gas operator in both Mississippi and Montana, owns the largest reserves of CO2 used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with its most significant emphasis relating to tertiary oil recovery operations. For more information about Denbury, please visit www.denbury.com.

#      #      #

This press release contains forward-looking statements that involve risks and uncertainties including estimated oil reserve potential, original oil in place, future volumes recoverable with a CO2 flood, and daily production volumes of the acquired assets, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. The estimates of potential reserves in this press release, which is comprised of proved and probable reserves based on the most recent drilling and technical data available to the Company, are more speculative than estimates of proved reserves and are subject to greater uncertainties, and accordingly the likelihood of recovering these reserves is subject to substantially greater risk.

DENBURY CONTACTS:
Phil Rykhoek, President and CEO, 972-673-2000
Mark Allen, Sr. VP and CFO, 972-673-2000
Jack Collins, Executive Director, Investor Relations, 972-673-2028